China Fire & Security Group, Inc. Announces $7.0 Million Contract Wins, Provides Financial Guidance for 2007

— New Contracts Valued at Approximately $4.1 million with Wuhan Iron & Steel Group and $2.9 million with Handan Iron & Steel Group

— 2007 Financial Guidance (GAAP): revenue expected in the range of $44.5 million to $45.5 million and fully diluted EPS in the range of $0.53 to $0.54 per share

BEIJING, September 4, 2007 -- China Fire & Security Group, Inc. (NASDAQ: CFSG) (“China Fire” or “the Company”), a leading industrial fire protection products and solutions provider in China, announced today that the Company has successfully secured two new contracts with Wuhan Iron & Steel Group (“Wuhan Steel”) and Handan Iron & Steel Group (“Handan Steel”), for a contract value of approximately $4.1 million and $2.9 million respectively. Following these contract wins, the Company is pleased to provide the estimated financial results for fiscal year 2007.

Contract Wins

Wuhan Steel, located in central China’s Hubei province, is the third largest steel company in China with annual product output of over 10 millions tons. Handan Steel, located in Hebei Province, is one of the top 20 steel companies in China. Wuhan Steel is spending about $1.5 Billion for building four new plants in this year and Handan Steel are expanding into a new region building half a dozen new plants. Under these contracts, China Fire will provide total fire protection solutions for the first phase (two plants) of Wuhan Steel, and for the initial phase of Handan Steel’s overall expansion spending about $1.3 Billion over the next two years. In all these contracts, China Fire provides the Company’s state-of-the-art patented products including linear heat detectors (LHD), controllers and water mist systems. China Fire expects to recognize revenues from these new contracts over the next 12-18 months.

“We are excited to announce the new contract wins with Wuhan Steel and Handan Steel, reflecting the continuation of the existing business relationships, as we have already won over $18 million in cumulative contracts with these two companies in the past. With the introduction of the new fire codes for the iron and steel industry, we are working with our clients on building their new plants as well as retrofitting their existing facilities.” commented Mr. Brian Lin, CEO of China Fire.

“These new contract wins demonstrate that China Fire is benefiting from the growth in the Iron and Steel industry in China as large steel companies are undergoing its expansion, relocation, and modernization. This trend has just started and is still in its early stage. We expect that China Fire will benefit more from this trend in the future,” continued Mr. Brian Lin, CEO of China Fire.

2007 Financial Guidance

With the backdrop of the new contracts and based on the current business outlook, the Company expects, for the fiscal year 2007, the revenue will be in the range of $44.5 million to $45.5 million, the net income in the range of $14.7 million to $15.0 million, and the earnings per share in the range of $0.53 to $0.54 per share. These projections are based on generally accepted accounting principles (GAAP).

“As a company that has recently been listed on NASDAQ, we are pleased to provide an initial annual financial guidance for 2007. We have signed significant amount of contracts so far in this year, including the ones we just announced today, and expect to sign more during the remaining four months of the year. With the strong growth in our business across all industrial sectors, with iron and steel in particular, and with the $29 million backlog that was carried over from 2006, we are very comfortable about the numbers provided in the guidance. We will keep our guidance updated with major developments of our company in the future.” concluded Mr. Brian Lin, CEO of China Fire.

About China Fire & Security Group, Inc.

China Fire & Security Group, Inc. (NASDAQ: CFSG), through its wholly owned subsidiaries, Sureland Industrial Fire Safety Limited ("Sureland") and Tianjin Tianxiao Fire Safety Equipment ("Tianxiao"), is a leading total solution provider of industrial fire protection systems in China. Leveraging on its proprietary technologies, China Fire is engaged primarily in the design, manufacture, sale and maintenance services of a broad product portfolio including the detection, controller, and fire extinguishers. Via its nationwide direct sales force, China Fire has built a solid client base including major companies in the iron and steel, power and petrochemical industries throughout China. China Fire has a seasoned management team with strong focus on standards and technologies. Currently, China Fire has 43 issued patents covering fire detection, system control and fire extinguishing technologies. Founded in 1995, China Fire is headquartered in Beijing with about 500 employees in more than 30 sales and project offices throughout China.

Cautionary Statement Regarding Forward Looking Information

This presentation may contain forward-looking information about China Fire & Security Group, Inc. and its wholly owned subsidiary Sureland which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward- looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Fire & Security Groups' future performance, operations and products. This and other "Risk Factors" contained in China Fire & Security Groups' public filings with the SEC.

For more information, please contact:

China Fire & Security Group, Inc.
Robert Yuan
Investor Relations
Tel: +86-10-8589-7508
Email: ir@chinafiresecurity.com